ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT is made and entered into as of November 18, 1996 by and among The Dorsey Group, Ltd., a Missouri corporation, or its assigns ("Buyer"), EZ Communications, Inc. ("EZCI"), a Virginia corporation, Professional Broadcasting, Incorporated ("Professional"), a Virginia corporation, and EZ St. Louis, Inc., a Virginia corporation ("EZ," and EZ, together with EZCI and Professional, individually a "Seller" and collectively the "Sellers").

                                    PREMISES:

      A. EZ holds a license from the Federal Communications Commission (the "FCC") to operate AM radio broadcast station KSD in St. Louis, Missouri (the "Station").

      B. EZ is a wholly owned subsidiary of Professional, and Professional owns many of the other assets used or useful in the operation of the Station.

      C. Professional is a wholly owned subsidiary of EZCI.

      D. Sellers desire to sell, and Buyer wishes to buy, certain of Sellers' assets used or useful in the operation of the Station for the price and on the terms and conditions hereafter set forth.

                                   AGREEMENTS:

      In consideration of the above premises and the covenants and agreements contained herein, Buyer and Sellers agree as follows:

                                    Article 1

                                  DEFINED TERMS

      The following terms shall have the following meanings in this Agreement:

      1.1 "Accounts Receivable" means the rights of Sellers to payment for the sale of advertising time or talent on the Station for cash by Sellers prior to the LMA Date as reflected on the billing records of Sellers relating to the Station.

      1.2 "Assets" means the specific tangible and intangible assets owned and used or useful in connection with the conduct of the business or the operations of the Station, which assets are being sold, transferred, or otherwise conveyed to Buyer hereunder, as specified in detail in Section 2.1.

      1.3 "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 hereto, and (ii) any Contracts entered into by Sellers in the ordinary course of business between the date hereof and the Closing Date which would have been listed on Schedule 3.7 had they been in existence on the date hereof and which Buyer agrees in writing to assume.

      1.4 "Closing" means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Article 8 hereof.

      1.5 "Closing Date" means the date of the Closing specified in Section 8.1 hereof.

      1.6 "Consents" means all of the consents, permits, or approvals of government authorities and other third parties necessary in order to transfer the Assets to Buyer or otherwise to consummate the transaction contemplated hereby, including without limitation the consents of the parties to those Contracts designated in Schedule 3.7 hereto with an asterisk.


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

      1.7 "Contracts" means all material contracts, agreements, and leases, written or oral (including any amendments and other modifications thereto) to which any Seller is a party or which are binding upon any Seller and relate to the assets or the business or the operations of the Station, and (i) which are in effect on the date hereof, or (ii) which are entered into by any Seller in the ordinary course of business between the date hereof and the Closing Date.

      1.8 "Escrow Deposit" shall mean the sum of Five Hundred Thousand Dollars ($500,000.00) held by Gary Stevens as Escrow Agent pursuant to an Escrow Agreement of even date herewith by and among Buyer, Sellers, and Escrow Agent in the form of Schedule 1.8 hereto.

      1.9 "Excluded Assets" shall mean those assets described or set forth in
Section 2.2 hereof and on Schedule 2.2 hereto.

      1.10 "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC licenses to Buyer as contemplated by this Agreement.

      1.11 "FCC Licenses" means all of the licenses, permits, and other authorizations issued by the FCC to Sellers in connection with the conduct of the business or the operations of the Station.

      1.12 "Final Order" means a written action, order, or public notice issued by the FCC setting forth the FCC Consent (a) which shall not have been reversed, stayed, enjoined, set aside, annulled, or suspended, and (b) with respect to which (i) no request shall have been filed for administrative or judicial review, reconsideration, rehearing, appeal, or stay, and with respect to which the time for filing any such requests and for the FCC to have reviewed the action on its own motion shall have expired, or (ii) in the event of review, reconsideration,


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

rehearing, or appeal that does not result in the FCC consent being reversed, stayed, enjoined, set aside, annulled, or suspended, the time for further review, reconsideration, rehearing, or appeal shall have expired.

      1.13 "LMA Date" means the date of commencement of effectiveness of the Local Marketing Agreement.

      1.14 "Local Marketing Agreement" means the Local Marketing Agreement entered into by and between Sellers and Buyer in substantially the form set forth in Schedule 6.4 hereto.

      1.15 "Licenses" means all of the licenses, permits, and other authorizations, including the FCC Licenses, issued by the FCC, the Federal Aviation Administration (the "FAA"), and any other federal, state, or local governmental authorities to Sellers in connection with the conduct of the business or the operations of the Station.

      1.16 "Knowledge" in the case of any Seller for purposes of this Agreement, the Schedules attached hereto, and the representations and warranties made herein, means the actual knowledge of such Seller's officers, directors, principals or agents after having made a good faith effort to ascertain the fact(s) in question by inquiry to such officers or employees of such Seller as would be reasonably likely to have the information relating to the fact(s) in question.

      1.17 "Personal Property" means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned or leased by any of the Sellers and used or useful as of the date hereof in the conduct of the business or the operations of the Station, and are identified on

Schedule 3.6, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

      1.18 "Purchase Price" means the purchase price specified in Section 2.3 hereof.

      1.19 "Real Property" means all of the fee estates and buildings and other improvements thereon, leasehold interest, easements, licenses, rights to access, rights-of-way, and other real property interests owned by any of the Sellers and identified on Schedule 3.5 hereto, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

                                    Article 2

                           SALE AND PURCHASE OF ASSETS

      2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the Assets, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever (except for those permitted in accordance with Sections 2.5, 3.5, or 3.6 hereof), more specifically described as follows:

            (a)   The Personal Property;
            (b)   The Real Property;
            (c)   The Licenses;
            (d)   The Assumed Contracts;


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

            (e) All trademarks, trade names, service marks, and all other intellectual property and similar intangible assets relating to the Station, listed in Schedule 3.9 hereto;

            (f) All of Sellers' proprietary information which relates to the Station, including without limitation, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, schematics, and filings with the FCC which relate to the Station, if any;

            (g) All choses in action and rights under warranties of Sellers relating to the Station or the Assets, if any;

            (h) All books and records relating to the business or the operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept, subject to the right of Sellers to have such books and records made available to Sellers for a reasonable period, not to exceed three (3) years after the Closing; and

            (i) All intangible assets of Sellers relating to the Station not specifically described above.

      2.2 Excluded Assets. The Assets shall exclude the following assets, in addition to those listed on Schedule 2.2 hereto:

            (a) Sellers' cash on hand as of the Closing Date and all other cash in any of Sellers' bank or savings accounts; any and all insurance policies, letters of credit, or other similar items, and any cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit, and similar investments.

            (b) Any Contracts other than the Assumed Contracts;

            (c) All books and records of Sellers, other than those provided for in Section 2.1(h) hereof, subject to the right of Buyer to have reasonable access thereto during normal business hours and to copy therefrom for a period of three (3) years from the Closing Date, and Sellers' corporate records and other books and records related to internal corporate matters of Sellers and financial relationships with Sellers' lenders;

            (d) Any claims, rights, and interests in and to any refund of federal, state, or local franchise, income, or other taxes or fees of any nature whatsoever for periods prior to the Closing Date;

            (e) Any pension, profit-sharing, or employee benefit plans, and any employment or collective bargaining agreement, except to the extent that any of the same shall be specifically assumed by Buyer pursuant to Sections 2.4, 2.5, or 6.10 hereof;

            (f) The Accounts Receivable;

            (g) The call letters KSD.

            (h) Any other asset of Sellers not located at either the studios and offices or at the transmitter site of Sellers.

      2.3 Purchase Price. The Purchase Price shall be Ten Million Dollars ($10,000,000.00) in cash or in immediately available funds. The Purchase Price shall be adjusted to reflect any adjustments or prorations made and agreed to as of the LMA Date as provided in Section 2.4 hereof.


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

      2.4   Adjustments and Prorations.

      (a) Except to the extent that revenues and expenses at the Station are allocated pursuant to the Local Marketing Agreement, all revenues arising from the business and the operations of the Station up until midnight on the day prior to the Closing Date, and all expenses arising from the business and the operations of the Station up until midnight on the day prior to the Closing Date, including business and licenses fees (including any retroactive adjustments thereto), utility charges, real and personal property taxes and assessments levied against the Assets, accrued employee benefits such as vacation time and sick leave, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets hereunder), deposits, and similar prepaid and deferred items, shall be prorated between Buyer and Sellers in accordance with the principle that Sellers shall receive all revenues, all refunds, and all returns of deposits held by third parties, and Sellers shall be responsible for all expenses, costs, and liabilities allocable to the conduct of the business or the operations of the Station for the period prior to the Closing Date, and Buyer shall receive all revenues and shall be responsible for all expenses, costs, and obligations allocable to the conduct of the business or the operations of the Station on the Closing Date and for the period thereafter. Buyer shall receive credit to the extent of the value (as calculated in Sellers' financial statements consistent with past practice) of any and all advertising time to be broadcasted following the Closing Date for which consideration in cash, goods, or services shall have been received by Sellers prior to the Closing Date.

      (b) Notwithstanding the foregoing, there shall be no adjustment for, and Sellers shall remain solely liable with respect to, any Contracts not included in the Assumed


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

Contracts, any and all employee benefits including, without limitation, vacation time and sick leave, and any other obligation or liability not being expressly assumed by Buyer in accordance with Section 2.5 hereof.

      (c) Any adjustment or prorations will be determined and paid in accordance with the procedures set forth in Section 2.4 (d) hereof.

      (d) Within sixty (60) days after the Closing Date, Buyer shall deliver to Sellers a certificate (the "Adjustment Certificate"), signed by a senior officer of Buyer after due inquiry by such officer, but without any personal liability on the part of such officer, providing a compilation of the adjustments and prorations to be made pursuant to this Section 2.4, including any adjustments and prorations made at the Closing Date, together with a copy of any working papers relating to such Adjustment Certificate and such other supporting evidence as Sellers may reasonably request. If Sellers shall conclude that the Adjustment Certificate does not accurately reflect the adjustments and prorations to be made pursuant to this Section 2.4, Sellers shall, within thirty
(30) days after its receipt of the Adjustment Certificate, provide to Buyer its written statement of any discrepancies believed to exist (the "Sellers' Discrepancy Statement"). Timothy C. Dorsey on behalf of Buyer, and Ronald Peele on behalf of Sellers, or their respective designees, shall attempt jointly to resolve the discrepancies within fifteen (15) days after Buyer's receipt of Sellers' Discrepancy Statement, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If the above-named representatives or their designees shall not have resolved the discrepancies in the Sellers' Discrepancy Statement to their common satisfaction within such fifteen (15) day period, Buyer and Sellers shall, within the following ten (10) days, jointly designate a nationally known independent public accounting firm to be retained in order to review the Adjustment Certificate together with Sellers' Discrepancy Statement and any other relevant documents. The cost of retaining such independent public accounting firm shall be borne equally by Buyer and Sellers. Such independent public account firm shall report its conclusions as to adjustments pursuant to this Section 2.4, which report shall be conclusive on all parties to this Agreement and not subject to dispute or review. If, after adjustment as appropriate with respect to the amount of the aforesaid adjustments paid or credited at the Closing Date, Buyer shall be determined to owe an amount to Sellers, Buyer shall pay such amount to Sellers forthwith in cash, and if Sellers shall be determined to owe an amount to Buyer, Sellers shall pay such amount to Buyer forthwith in cash.

      2.5 Assumption of Liabilities and Obligations. Except to the extent otherwise allocated pursuant to the Local Marketing Agreement, as of the Closing Date, Buyer shall pay, discharge, and perform (i) all of the obligations and liabilities of Sellers under the Licenses and the Assumed Contracts insofar as they relate to the time period on and after the Closing Date, and arising out of events occurring on or after the Closing Date, (ii) all obligations and liabilities arising out of events occurring on or after the Closing Date related to Buyer's ownership of the Assets or its conduct of the business or the operations of the Station on or after the Closing Date, and (iii) all obligations and liabilities for which Buyer receives a proration adjustment hereunder. All other obligations and liabilities of Sellers, including (i) any obligations under any Contract not included in the Assumed Contract, (ii) any obligations under the Assumed Contracts relating to the time period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the business or the operations of the


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

Station prior to the Closing Date, and (iv) any claims or pending litigation or proceedings related to employees as set forth in Section 6.9 hereof, shall remain and shall be the obligations and liabilities solely of Sellers.

                                    Article 3

                  REPRESENTATIONS AND WARRANTIES OF SELLERS

      The Sellers jointly and severally represent and warrant to Buyer as follows:

      3.1 Organization, Standing and Authority.

      (a) Professional is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Virginia, and is duly qualified to conduct its business in the States of Missouri and Illinois, which are the only jurisdictions where the conduct of the business or the operations of the Station require such qualification. Professional has all requisite corporate power and authority (i) to own, lease, and use the Assets as presently owned, leased, and used, and (ii) to conduct the business or the operations of the Station as presently conducted. Professional has all requisite corporate power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Professional hereunder and thereunder. Professional is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the Station's business or operations or with respect to the Assets.

      (b) EZ is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Virginia, and is duly qualified to conduct its business in the States of Missouri and Illinois, which are the only jurisdictions where the conduct of the


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

business or the operations of the Station require such qualification. EZ has all requisite corporate power and authority (i) to own, lease, and use the Assets as presently owned, leased, and used, and (ii) to conduct the business or the operations of the Station as presently conducted. EZ has all requisite corporate power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by EZ hereunder and thereunder. EZ is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the Station's business or operations or with respect to the Assets.

      (c) EZCI is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Virginia. EZCI has all requisite corporate power and authority (i) to own, lease, and use the Assets as presently owned, leased, and used, and (ii) to conduct the business or the operations of the Station as presently conducted. EZCI has all requisite corporate power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by EZCI hereunder and thereunder. EZCI is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the Station's business or operations or with respect to the Assets.

      3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by each Seller has been duly authorized by all necessary corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable principles.

      3.3 Absence of Conflicting Agreements. Except as set forth in Schedule 3.3, subject to obtaining the Consents, the execution, delivery, and performance of this Agreement and of the instruments and documents contemplated hereby by Sellers (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Articles of Incorporation or By-Laws of any Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, decree, rule, regulation, or ruling of any court or governmental instrumentality which is applicable to any Seller; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license, or permit to which any Seller is a party or by which any Seller or any substantial portion of any Seller's property may be bound; or (iv) will not create any claim, liability, mortgage, lien, pledge, condition, charge or, encumbrance of any nature whatsoever upon the Assets.

      3.4 Licenses. Schedule 3.4 hereto include a true and complete list of the Licenses. Sellers shall deliver to Buyer true and complete copies of the Licenses (including any and all amendments and other modifications thereto). The Licenses were validly issued, with Sellers being the authorized legal holder thereof. The Licenses comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business or the operations of the Station as presently


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

operated. EZ filed an application for renewal of the Station's Licenses on October 1, 1996 (the "Renewal Application"). On the Renewal Application, EZ stated that the fencing around the base of the Station's tower was inadequate to allow EZ to certify that the grant of the Renewal Application would not have a significant environmental impact under the FCC's rules. Sellers are installing new fencing and, upon completion of the project, Sellers have no reason to believe that the Renewal Application will not be granted by the FCC or by any other granting authority in the ordinary course.

      3.5 Title to and Condition of Real Property. Schedule 3.5 hereto identifies all of the Real Property (including the location of all improvements thereon), which comprises all real property interests necessary in order to conduct the business or the operations of the Station as now and heretofore conducted. All towers, guy anchors, buildings, and other improvements included in the Assets are located entirely on the Real Property identified in Schedule
3.5. Sellers have identified on Schedule 3.5 and have delivered to Buyer true and complete copies of all leases or other material instruments pertaining to the Real Property (including any and all amendments and other modifications to such instruments), all of which instruments are valid, binding, and enforceable in accordance with their terms. Sellers are not in material breach, nor to the knowledge of any Seller is any other party in material breach, of the terms of any of such leases or other instruments. All Real Property (including the improvements thereon) (i) is in good condition and repair, consistent with its present use, reasonable wear and tear excepted, (ii) is available for immediate use in the conduct of the business or the operations of the Station, and (iii) materially complies with all applicable building, electrical, and zoning ordinances and codes and all regulations of any governmental


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

authority having jurisdiction over the Real Property. Sellers have full legal and practical access to the Real Property.

      3.6 Title to and Condition of Personal Property. Schedule 3.6 hereto identifies all of the Personal Property, which comprises all personal property necessary to conduct the business or the operations of the Station as now and heretofore conducted. Sellers own and have good title to all Personal Property. None of the Personal Property owned by Sellers is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for (i) liens for current taxes not yet due and payable, and
(ii) any other claims or encumbrances described in Schedule 3.6 that will be removed prior to or at Closing. Except as shown in Schedule 3.6, the Personal Property is in good operating condition and repair in all material respects (ordinary wear and tear excepted) and is available for immediate use in the business or the operations of the Station, and the transmitting and studio equipment included in the Personal Property (i) has been maintained in all material respects consistent with FCC rules and regulations, and (ii) will permit the Station and any auxiliary broadcasting facilities associated with the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

      3.7 Contracts. Schedule 3.7 identifies all the Contracts, including Contracts separately identified as the Assumed Contracts, except (i) contracts with advertisers for the sale of advertising the time or talent on the Station for cash and substantially at Sellers' established rates for the sale of such time or talent, which are not prepaid, and which may be canceled by the Station without penalty upon not more than thirty (30) days notice, (ii) employment


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

contracts and miscellaneous service contracts terminable at will without penalty, and (iii) other contracts not involving either aggregate liabilities under all such contracts exceeding Five Thousand Dollars ($5,000.00) or any material non-monetary obligation. Sellers shall deliver to Buyer true and complete copies of all written Contracts and true and complete memoranda of all oral Contracts (including any and all amendments and other modifications to such Contracts). Other than the Assumed Contracts, the Sellers require no contract or agreement to enable Sellers to carry on the business or operations of the Station in all material respects as presently and heretofore conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally or by court-applied equitable principles. Sellers are not in material breach, nor to the knowledge of any Seller is any other party in material breach, of the terms of any such Assumed Contracts. Except as expressly set forth in Schedule 3.7, no Seller is aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the same upon expiration of its term, or (iii) to renew the same upon expiration only on terms and conditions which are more onerous than those pertaining to such existing contract. Except for the Consents, Sellers have full legal power and authority to assign their respective rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, and continuation of any of the Assumed Contracts.

      3.8 Consents. Except for the FCC Consent provided for in Section 6.1 hereof and the other Consents described in Schedules 3.7 or 3.8 hereto, no consent, approval, permit,


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

or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other third party is required in order (i) for Sellers to consummate this Agreement and the transaction contemplated hereby, or
(ii) to permit Sellers to assign or transfer the Assets to Buyer.

      3.9 Trademarks, Trade Names, and Copyrights. Schedule 3.9 hereto identifies all material copyrights, trademarks, trade names, licenses, patents, permits, jingles, privileges, and other similar intangible property rights and interests (exclusive of those required to be listed in Schedule 3.4 hereto) applied for, issued to, or owned by Sellers, or under which Sellers are licensed or franchised, and used or useful in the conduct of the business or the operations of the Station, all of which are valid and in good standing and uncontested. Sellers shall deliver to Buyer copies of all documents establishing such rights, licenses, or other authority. To the knowledge of each Seller, no Seller is infringing upon or otherwise acting adversely to any trademarks, trade names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of any Seller, threatened, with respect thereto.

      3.10 Financial Statements. Attached hereto as Schedule 3.10 are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1995 for each of the Sellers; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the month ended June 30, 1996 for each of


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

the Sellers. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of each Seller as of such dates and the results of operations of each Seller for such periods, are correct and complete, and are consistent with the books and records of each Seller (which books and records are correct and complete).

      3.11 Insurance. All of the tangible property included in the Assets is insured against loss or damage in amounts generally customary in the broadcast industry. Schedule 3.11 hereto identifies all insurance policies of Sellers which insure any part of the Assets. All policies of insurance listed in
Schedule 3.11 are in full force and effect. During the three-year period ending on the date hereof, no insurance policy of any Seller covering the Assets or the Station has been canceled by the insurer, and no application on the part of any Seller for insurance relating to the Assets or the Station has been rejected by any insurer.

      3.12 Reports. All returns, reports, and statements which any Seller is currently required to file in connection with the business or the operations of the Station, with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Sellers, the Station, or the Assets have been materially complied with; all of such reports, returns, and statements are substantially complete and correct as filed; and the Station's public inspection file is located in its community of license and is in material compliance with the FCC's rules and regulations.

      3.13 Employee Benefit Plans. Schedules 3.7 or 3.13 hereto identifies all employee benefit plans or arrangements applicable to the employees of Sellers at the Station, and all material fixed or contingent liabilities or obligations of Sellers with respect to any


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

person now or formerly employed by Sellers at the Station, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability, and termination arrangements or policies, including workers' compensation policies. Sellers shall furnish or make available to Buyer true and complete copies of all written documents or information with respect to employee matters and arrangements at the Station, including without limitation all employee handbooks, rules, policies, plan documents, trust agreements, employment agreements, summary plan descriptions, and descriptions of any unwritten plans identified in Schedule 3.13. Any employee benefits and welfare plans or arrangements identified in Schedule 3.13 were established and have been executed, managed, and administered without material exception in accordance with all applicable requirements of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and other applicable laws. There is no governmental audit or examination of any of such plans or arrangements pending, nor, to the knowledge of any Seller, threatened. There exists no action, suit, or claim (other than routine claims for benefits) with respect to any of such plans or arrangements pending, or, to the knowledge of any Seller, threatened, against any of such plans or arrangements, and no Seller knows of any facts which could give rise to any such action, suit, or claim.

      3.14 Labor Relations. No Seller is a party to or subject to any collective bargaining agreement with respect to the Station. No Seller has any written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7.

Sellers shall provide Buyer with true and complete copies of all such written contracts of employment and true and complete memoranda of any such oral contracts. Each Seller, in the operation of the Station, has complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll-related taxes, and no Seller has received any notice alleging that it has failed to comply in any material respect with any such laws, rules, us regulations. No material controversies, disputes, or proceedings are pending, or, to the best of each Seller's knowledge, threatened, involving any employee or the employees (collectively) of the Station. No labor union or other collective bargaining unit represents any of the employees of the Station. To the best of each Seller's knowledge there is no union campaign being conducted to solicit cards from employees in order to authorize a union to request a National Labor Relations Board certification election with respect to any employees of any Seller at the Station.

      3.15 Taxes. Except where the failure to do so would not have a material adverse effect on the business or operations of the Station, each Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and each Seller has paid or caused to be paid all taxes shown on said returns or on any tax assessment received by such Seller to the extent that such taxes have become due, or has set aside on its books reserves (segregated to the extent required by sound accounting practice) that are adequate with respect thereto. No events have occurred which could impose upon Buyer any transferee liability for any taxes, penalties, or interest due or to become due from any Seller.

      3.16 Claims, Legal Actions. Except as set forth in Schedule 3.16 hereto, and except for any investigations and rule making proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or, to the knowledge of any Seller, threatened, against or relating to any Seller, the Assets, or the business or the operations of the Station, nor does any Seller know of any basis for the same. In particular, except as set forth in Schedule 3.16, but without limiting the generality of the foregoing, there are no applications, complaints, or proceedings pending, or, to the best of each Seller's knowledge, threatened, (i) before the FCC relating to the business or the operations of the Station, other than applications, complaints, or proceedings which affect the broadcasting industry generally,
(ii) before any federal or state agency involving charges of illegal discrimination by the Station under any federal, state, or other employment laws or regulations, or (iii) against any Seller or the Station before any federal, state, or local agency involving environmental or zoning laws or regulations.

      3.17 Compliance with Laws. Each Seller has complied in all material respects with (i) the Licenses, and (ii) all applicable federal, state, and local laws, rules, regulations, and ordinances relating to the Station. Neither the ownership or use, nor the conduct of the business or the operations of the Station conflicts with the rights of any other person, firm, or corporation in any material respect.

      3.18 Environmental Matters.

      (a) During Sellers' period of ownership of the Station, and, to the best knowledge of each Seller, during those periods of ownership of the Station by Sellers' predecessors, there has been no production, storage, treatment, recycling, disposal, use, generation, discharge, release, or other handling or disposition of any kind by any Seller or any such predecessor (collectively, "Handling") of any material amount of any toxic or hazardous wastes, substances, products, pollutants, or materials of any kind, including, without limitation, petroleum and petroleum-derived products, friable asbestos, polychlorinated biphenyls, or any other wastes, substances, products, pollutants, or material regulated under any Environmental Laws (as defined below) (collectively, "Hazardous Materials") at, in, on, from, or under the Real Property or any structure or improvement on the Real Property which in any event is in material violation of Environmental Laws. The operations of Sellers with respect to the Station and the Assets and, to each Seller's knowledge, those of Sellers' predecessors as the owners of the Station are and have been conducted, as the case may be, in material compliance with all applicable Environmental Laws. There are no pending or, to the best of each Seller's knowledge, threatened actions, suits, claims, demands, legal proceedings, administrative proceedings, requests for information, or other notices, proceedings, or requests (collectively, "Claims") against or upon any Seller based on or relating to any Pre-Closing Environmental Matters (as defined below), and no Seller has any knowledge that any such Claims will be asserted. "Environmental Laws" means any and all federal, state, or local laws, statutes, rules, regulations, plans, ordinances, codes, licenses or other restrictions relating to health, safety, or the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Air Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act. "Pre-Closing Environmental Matters" means (i) the

Handling of any Hazardous Materials on, at, in, from, or under the Real
Property prior to the Closing Date, including without limitation, the effects of any Handling of Hazardous Materials within or outside the boundaries of the Real Property, the presence of any Hazardous Materials at, on, or under the Real Property or any improvements or structures thereon, regardless of how such Hazardous Materials came to rest there, (ii) the failure of any Seller to be in compliance with any Environmental Laws, or (iii) any other act, omission, event, circumstance, or condition which could give rise to liability or potential liability under any Environmental Laws with respect to the Real Property or the present or prior business of Seller.

      (b) Without in any manner limiting the representations and warranties of Sellers continued in Section 3.18(a) hereof, Buyer shall be entitled to order and to have undertaken on its behalf, but at Sellers' cost, prior to Closing a Phase I Environmental Assessment (the "Environmental Assessment") of the Real Property, and shall be granted all cooperation and access by Sellers reasonably necessary in order to complete such Environmental Assessment. If the report of such Environmental Assessment demonstrates a material breach on the part of any Seller with respect to such Seller's warranties and representations in Section 3.18(a) hereof, or recommends remediation in order to cause the Real Property to come into compliance with Environmental Laws, Seller shall immediately undertake to arrange, at their own expense, such remediation prior to the Closing. Notwithstanding the foregoing, in the event such remediation costs or is estimated to cost in excess of Two Hundred Thousand Dollars ($200,000.00), Seller shall not be obligated to expend such excess, but in such event Buyer may thereafter, at its option, (i) accept the condition of the Real Property at Closing as so remediated, or (ii) terminate Buyer's obligations to purchase the Station under this Agreement without liability in which event Buyer's Escrow Deposit plus all interest or other proceeds from the investment thereof shall be immediately returned to Buyer. If Sellers are required under this Section 3.18(b) to remedy any environmental hazard at a site for which a person other than any Seller, such as the owner or any other occupant of any real property, is primarily responsible under applicable law, Buyer and Seller shall cooperate in seeking to enforce any right of contribution or other remedy they may have against such person. However, nothing in this section regarding Buyer's agreement to cooperate with Sellers in seeking to enforce any right of contribution or other remedy shall relieve Sellers of their obligation to remedy the environmental hazard. Sellers shall have no obligation under this Section 3.18 (b) to undertake any remediation of any environmental hazard disclosed in the Environmental Assessment unless Buyer shall have notified Seller of the existence of the environmental hazard within fifteen (15) days after Buyer receives the Environmental Assessment.

      3.19 Conduct of Business in Ordinary Course. Since the date of the most recent Financial Statements for the period ended June 30, 1996, Sellers have conducted the business and the operations of the Station only in the ordinary course and have not:

            (a) Suffered any material adverse change in the business assets or properties or condition (financial or otherwise) of Sellers or of the Station, including without limitation any damage, destruction, or loss affecting the Assets and any material decreases in operating cash flow;

            (b) Made any material increase in compensation payable or to become payable to any of the employees of any Seller, or any bonus payment made or promised to any employee of any Seller, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of any Seller; or

            (c) Made any sale, assignment, lease, or other transfer of any of the properties of any Seller relating to the Station, other than in the normal and usual course of business with suitable replacements being obtained therefor.

      3.20 Full Disclosure. No representation or warranty made by any Seller herein, nor in any certificate, document, or other instrument furnished or to be furnished by any Seller pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact known to any Seller and required to make the statements herein or therein not misleading.

                                    Article 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers as follows:

      4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri and shall be, at Closing, qualified to conduct business in the State of Missouri and Illinois. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

      4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable principles.

      4.3 Absence of Conflicting Agreements. Except as set forth on Schedule 4.3, subject to obtaining the Consents, the execution, delivery, and performance of this Agreement and the documents and instruments contemplated hereby by Buyer (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any third party; (ii) will not conflict with the organizational documents of Buyer; (iii) to the best of Buyer's knowledge will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, decree, rule or regulation, or ruling of any court or governmental instrumentality which is applicable to Buyer; will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound.

      4.4 FCC Qualification. Buyer has no knowledge of any facts which would, under present law (including the Communications Act of 1934, as amended) and the present rules, regulations, and policies of the FCC, disqualify Buyer as an assignee of the FCC Licenses listed on Schedule 3.4 hereto, or as an owner and operator of the Station's Assets, and Buyer will not take, nor unreasonably fail to take, any action which Buyer knows or has reason to know would cause such disqualification (it being understood that Buyer has an active duty to attempt to ascertain what would cause such disqualification). Should Buyer become aware of any such facts, it will promptly notify Sellers in writing thereof and use its best efforts to prevent or remove any such disqualification, as the case may be. Buyer further represents and warrants that it is financially qualified to meet all terms, conditions, and undertakings contemplated by this Agreement.

                                    Article 5

                              COVENANTS OF SELLERS

      5.1 Pre-Closing Covenants. Except as contemplated by this Agreement or with the prior written consent of Buyer, which consent may be withheld in Buyer's sole discretion, between the date hereof and the Closing Date, Sellers shall, subject to the terms of the Local Marketing Agreement, operate the Station in the ordinary course of business in material accordance with Sellers' past practices (except where such would conflict with the following covenants or with Sellers' other express obligations hereunder), and shall abide by the following negative and affirmative covenants:

      A. Negative Covenants. No Seller shall do any of the following:

            (1) Compensation. Increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or the operations of the Station, except in accordance with past practices;

            (2) Contracts. Enter into any new Contracts, except in the ordinary course of business and in accordance with past practices, or with prior notice to Buyer;

            (3) Disposition of Assets. Sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except (i) for assets consumed or disposed of in the ordinary course of business, or (ii) where such assets are no longer used or useful in the business or the operations of the Station, and, in the event of either (i) or (ii), in connection with the acquisition by Sellers of replacement property of equivalent kind and value; provided, however, that nothing contained herein shall be deemed to prohibit the planned merger of EZCI into American Radio Systems Corporation.

            (4) Encumbrances. Create, assume, or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) those in existence on the date of this

      Agreement disclosed in Schedules 3.5 and 3.6 hereto, (ii) those permitted by Sections 2.5, 3.5, or 3.6 hereof, and (iii) mechanics' liens and other similar liens which will be removed prior to the Closing Date;

            (5) Licenses. Do any act or fail to do any act which might result in the expiration, revocation, suspension, or adverse modification of any of the Licenses, or fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station;

            (6) Rights. Waive any material right relating to the Station or the Assets; or

            (7) No Inconsistent Action. Take any action which is inconsistent with any Seller's obligations hereunder or which could hinder or delay the consummation of the transaction contemplated by this Agreement.

      B. Affirmative Covenants. Sellers shall do the following:

            (1) Access to Information. Upon prior notice, allow Buyer and its authorized representatives reasonable access at mutually agreeable times at Buyer's expense during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection, and furnish or cause to be furnished to Buyer or to its authorized representatives all information with respect to the affairs and business of the Station as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operations of the business of Sellers; provided that neither the furnishing of such information to Buyer or its representatives, nor any investigation made heretofore or hereafter by Buyer, shall affect Buyer's rights to rely on any representation or warranty made by any Seller in this Agreement, each of which shall survive any furnishing of information or any investigation;

            (2) Maintenance of Assets. Maintain all of the Assets or replacements thereof and improvements thereon in their current condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner, with inventories of spare parts and expendable supplies being maintained at levels consistent with past practices;

            (3) Insurance. Maintain the existing insurance policies on the Station and the Assets;

            (4) Consents. Use its best efforts to obtain the Consents;

            (5) Notification. Promptly notify Buyer in writing of any unusual or material developments with respect to the Assets or the Station, and of any material change in any of the information contained in Sellers' representations and warranties contained in Article 3 hereof or in the schedules hereto, provided that such notification shall not relieve Sellers of any obligations hereunder;

            (6) Contracts. Prior to the Closing Date, deliver to Buyer a list of all Contracts entered into between the date hereof and the Closing Date of the type required to be listed is Schedule 3.7 hereto, together with the copies of such Contracts;

            (7) Compliance with Laws. Comply in all material respects with all rules and regulations of the FCC, and all other laws, rules, and regulations to which any Seller, the Station, and the Assets are subject;

            (8) Real Property Title Insurance Commitment. Within 45 days of the date hereof, obtain and deliver to Buyer, at Sellers' expense, with respect to each parcel of Real Property identified in Schedule 3.5 hereto for which a fee estate is to be conveyed by Sellers to Buyer hereunder, an owner's preliminary report on title, issued by a reputable real estate title insurance company reasonably acceptable to Buyer that is regularly engaged in the business of insuring title to commercial real estate in the States of Missouri and Illinois and (the "Title Company"). Within 60 days of the date of this Agreement, Sellers will deliver to Buyer, at Sellers' expense, the commitment of the Title Company to issue an owner's title insurance policy insuring the fee simple title of Buyer in all such parcels of real estate in the aggregate amount not to exceed the assessed value of the real estate, subject only to (i) the standard exceptions to title insurance that are customarily contained in such title insurance policies, (ii) liens for current state and local property taxes which are not yet delinquent nor subject to penalty, (iii) such other matters as are disclosed in Schedule 5.1(B)(8) hereto, and (iv) any such other imperfection of title, encroachment, easement, covenant, restriction, zoning designation, or violation of existing zoning or building code, ordinance, or law, as the case may be, as would not materially or adversely affect, impair, or interfere with the use of any property affected thereby as heretofore used by Sellers or by the Station.

            (9) Real Property Survey. Within 60 days of the date of this Agreement, obtain and deliver to Buyer, at Sellers' expense, with respect to each parcel of Real Property identified in Schedule 3.5 hereto for which a fee estate is to be conveyed by Sellers to Buyer hereunder, a survey certified by a registered land surveyor, showing with respect to each such parcel (i) the legal description of such parcel, (ii) any and all buildings, structures, and other improvements located on such parcel and all "setback" lines and other restrictions in respect thereof which are of record or which have been established by any law, statute, code, ordinance, rule, or regulation, (iii) any and all easements and rights-of-way with respect to such parcel, and (iv) all entrances to and exits from such parcel from public roads and highways.

      5.2 Post-Closing Covenants. After the Closing, Sellers will take such actions, and execute and deliver to Buyer such further deeds, bills of sale, or other transfer documents as, in the reasonable opinion of counsel for Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

                                    Article 6

                        SPECIAL COVENANTS AND AGREEMENTS

      6.1 FCC Consent.

      (a) The assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Within twenty (20) business days after the execution of this Agreement, Buyer and Sellers shall file with the FCC an appropriate application for the FCC Consent approving the assignment of the FCC Licenses from Sellers or from American Radio Systems Corporation or its subsidiary to Buyer. The parties shall prosecute said application with all reasonable diligence and otherwise use their best efforts to obtain the grant of such application by the FCC as expeditiously as practicable. If the FCC Consent shall impose any condition on any party hereto, such party shall use its best efforts to comply with such condition, unless compliance would be unduly burdensome or would have a material adverse effect upon such party. If reconsideration or judicial review is sought with respect to the FCC Consent, Buyer and Sellers shall oppose such reconsideration or judicial review (but nothing herein shall be construed to limit any party's right to terminate this Agreement pursuant to Article 9 of this Agreement).

      (b) The transfer of the Assets hereunder is expressly conditioned upon (i) the grant of the FCC Consent without any materially adverse conditions on Sellers or Buyer, (ii) compliance by the parties hereto with the conditions (if any) imposed in the FCC Consent, and (iii) the FCC Consent, through the passage of time or otherwise, having become a Final Order; provided, however, that the condition that the FCC Consent shall have become a Final Order may be waived by Buyer, in its sole discretion.

      6.2 Taxes, Fees, and Expenses. Sellers, on the one hand, and Buyer, on the other, shall each pay one-half of all sales, transfer, documentary, recording, and similar taxes and fees, if any, arising out of the transfer of the Assets pursuant to this Agreement. All filing fees required by the FCC shall be paid one-half by Sellers, on the one hand, and one-half by Buyer, on the other. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and other representatives.

      6.3 Brokers. Buyer, on the one hand, and Sellers, on the other, each represents and warrants to the other that neither such warrantor, nor any person or entity acting on its behalf, has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement, except for Gary Stevens, whose fee shall be solely the responsibility of Buyer.

      6.4 Local Marketing Agreement. Buyer and Sellers shall enter into a Local Marketing Agreement substantially in the form set forth in Schedule 6.4 hereto, to be effective as of a date to be determined by Buyer, which date shall be no sooner than January 2, 1997 and no later than January 31, 1997.

      6.5. Reserved.

      6.6 Confidentiality. Except as necessary for the consummation of the transaction contemplated hereby, including Buyer's obtaining financing in any form or means of its choosing related hereto, each party hereto will keep confidential any information which is obtained from the other party in connection with the transaction contemplated hereby and which is not readily available to members of the general public, and will not use such information for any purpose other than in furtherance of the transactions contemplated hereby, and will not divulge such information to any third party, except pursuant to subpoena and thereupon only after providing written notice to the other party and allowing the other party seven (7) business days to quash the subpoena or obtain other appropriate judicial remedy. In the event that this Agreement shall be terminated and the purchase and sale contemplated hereby shall be abandoned, each party will return to the other party all documents, work papers, and other written material obtained by it in connection with the transaction contemplated hereby.

      6.7 Cooperation. Buyer and Sellers shall cooperate fully with each other and with their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement, and Buyer and Sellers shall execute such other documents and instruments as may be necessary and desirable to the implementation and consummation of the transaction contemplated in this Agreement, and shall otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations hereunder. Notwithstanding the foregoing, except as otherwise set forth herein, Buyer shall have no obligation (i) to expend funds in order to obtain the Consents, or (ii) to agree to any adverse change in any License or Assumed Contract in order to obtain a Consent required with respect thereto.

      6.8 Risk of Loss.

            (a) Except as set forth in the Local Marketing Agreement, the risk of loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Sellers at all times prior to the completion of the Closing.

            (b) In the event that any damage or destruction of the Assets or any other event shall occur which shall prevent signal transmission by the Station in the normal and usual manner, and if Sellers shall not have restored or replaced the Assets so damaged or destroyed such that the condition of damage and destruction shall have been cured and the normal and usual signal transmission by the Station shall have been resumed prior to the Closing Date, the Closing Date shall be postponed for a period of up to one hundred and twenty
(120) days, in order to permit the repair or replacement of the damage or loss and the restoration of the normal and usual signal transmission by the Station.

            (c) In the event of any damage or destruction of the Assets described above, if such Assets shall not have been restored or replaced and the Station's normal and usual signal transmission resumed within the one hundred and twenty (120) day period specified above, Buyer may terminate this Agreement forthwith without any further obligation hereunder (except for liability for any pre-termination breaches of this Agreement on the part of Buyer), by delivering written notice thereof to Sellers, in which event the Escrow Deposit plus all interest or other proceeds from the investment thereof shall be immediately returned to Buyer. Alternatively, Buyer may, at its option, proceed to close the transaction contemplated by this Agreement and complete the restoration and replacement of such damaged Assets after the Closing Date, in which event Sellers shall deliver to Buyer all insurance proceeds received by any Seller in connection with such damage or destruction, to the extent not already expended by Sellers toward such restoration and replacement.

            (d) Notwithstanding the foregoing, Buyer may terminate this Agreement forthwith without any further obligation hereunder, except for liability for any pre-termination breaches of this Agreement on the part of Buyer, by delivering written notice thereof to Sellers, if any event occurs which shall prevent signal transmission by the Station in a manner generally equivalent to the Station's current signal transmission for a consecutive period of five (5) days or for a cumulative period of fourteen (14) days after the date hereof, in which event the Escrow Deposit plus all interest or other proceeds from the investment thereof shall be immediately returned to Buyer.

      6.9 Employee Matters.

            (a) Sellers shall provide to Buyer an accurate list of all current employees of the Station, together with a description of the terms and conditions of their employment (including salary, bonus, and other benefit arrangements) and their duties as of the date of this Agreement. Sellers shall promptly notify Buyer of any material changes that occur prior to Closing with respect to such information.

            (b) Nothing contained in this Agreement shall confer upon any employee of any Seller any right with respect to continued employment by Buyer, nor shall anything herein interfere with any right the Buyer may have after the LMA Date or after the Closing Date to (i) terminate the employment of any of the employees of any Seller at the Station at any time, with or without cause, or (ii) establish or modify any of the terms and conditions of the employment of the employees of Sellers at the Station, in the exercise of Buyer's independent business judgment.

            (c) Except as otherwise set forth herein, Buyer will not incur any liability on account of any Seller's employees in connection with the transaction contemplated by this Agreement, including without limitation, any liability on account of unemployment insurance contributions, termination payments, retirement, pension, profit-sharing, bonus, severance pay, disability, health, accrued vacation, accrued sick leave or other employee benefit plans, practices, agreements, or understandings. It is hereby expressly agreed and understood that Sellers shall be solely responsible for payments to their respective employees relating to vacation and sick leave and that there shall be no pro-rated adjustment with respect to such items.

            6.10 Accounts Receivable. At the LMA Date, Sellers shall assign to Buyer, for collection purposes only, all Accounts Receivable. Sellers shall deliver to Buyer on or as soon as practicable after the LMA Date a complete and detailed statement showing the name, amount, and age of each Account Receivable. Subject to and limited by the following, collections of the Accounts Receivable by Buyer following the LMA Date will be for the account of Sellers. Buyer shall endeavor in the ordinary course of business to collect the Accounts Receivable for a period ending upon the later of (i) ninety (90) days after the LMA Date, or (ii) the Closing Date (the "Collection Period"). Any payment received by Buyer during the Collection Period from any customer with an account which is an Account Receivable shall first be applied in reduction of the Account Receivable, unless the customer otherwise directs in writing. During the Collection Period, on a monthly basis, Buyer shall furnish Sellers with a list of, and shall pay over to Sellers, the amounts collected during the preceding month with respect to the Accounts Receivable. Buyer shall provide Sellers with a final accounting on or before the fifteenth (15th) day following the end of the Collection Period. Upon the request of either party at and after such time, Buyer and Sellers shall meet to analyze in good faith any uncollected Account Receivable in order to determine if the same, in their reasonable business judgment, is deemed to be collectible and if Buyer desires to retain a business relationship with the customer carrying such Account Receivable. As to each such customer carrying an Account Receivable with whom Buyer, in its sole discretion, elects to retain a business relationship, Buyer and Sellers shall negotiate a good-faith value of the Account Receivable, which Buyer shall pay to Sellers. Sellers shall retain the right to collect any Account Receivable as to which the parties are unable to reach agreement as to a good-faith value, and Buyer agrees to turn over to Sellers any payments received against any such Account Receivable. As Sellers' agent, Buyer shall not be obligated to use any extraordinary efforts or expend any sums to collect any of the Accounts Receivable assigned to it for collection hereunder or to refer any of such Accounts Receivable to a collection agency or to any attorney for collection, and Buyer shall not make any such referral, nor compromise, settle, or adjust the amount of any such Account Receivable, except with the approval of Sellers. Buyer shall incur no liability to Sellers for any uncollected Account Receivable, unless Buyer shall have engaged in willful misconduct or gross negligence in the collection of such Account Receivable. During and after the Collection Period, without specific agreement with Buyer to the contrary, no Seller nor any agent of any Seller shall make any direct contact for purposes of collection with any customer carrying an Account Receivable, except for Accounts Receivable retained by any Seller after the Collection Period.

      6.11 Audit Cooperation. Sellers agree to cooperate fully, and to use reasonable efforts to cause its accounting firm to cooperate fully, with Buyer and at Buyer's expense, to the extent required for Buyer to prepare audited financial statements for the Station for the period of Sellers' ownership thereof.

      6.12 Allocation of Purchase Price. On or before the Closing, Buyer and Sellers will endeavor in good faith to agree to an allocation of the Purchase Price paid by Buyer to Sellers for the Assets, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended by Temporary Treasury Regulation Section 1.1060-1T. Buyer and Sellers further agree to file with their respective Federal income tax returns an initial asset acquisition statement and any supplemental statement on Internal Revenue Service Form 8594 required by Temporary Treasury Regulation Section 1.1060-1T, all in accordance with and accurately reflecting any agreed upon allocation of the Purchase Price as described above.

                                    Article 7

                CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS

      7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment as of the Closing Date of each of the following conditions, any of which may be waived by Buyer in whole or in part in its sole discretion in writing:

            A. Representations and Warranties. The representations and warranties of each Seller in this Agreement shall be true and complete in all material respects at and as of the Closing Date, except for changes contemplated by this Agreement or as contemplated by the Local Marketing Agreement, as though such representations and warranties were made at and as of the Closing Date.

            B. Covenants and Conditions. Each Seller shall have in all material respects performed and complied with the covenants, agreements, and conditions required by this Agreement or by the Local Marketing Agreement to have been performed or complied with by such Seller prior to or on the Closing Date.

            C. Consents. Each of the Consents marked as "material" on Schedule
3.7 hereto shall have been duly obtained and delivered to Buyer, with no material adverse change to the terms of the License or Assumed Contract with respect to which such Consent shall have been obtained.

            D. Licenses. Sellers shall be the holder of the Licenses, and there shall not have been any modification of any of such Licenses which shall have a material adverse effect on the Station or on the conduct of its business or its operations. No proceeding shall be pending, the effect of which would be to revoke, cancel, fail to renew, suspend, or modify adversely any of the Licenses.

            E. Deliveries. Sellers shall have made, or shall stand ready, willing, and able to make, all of the deliveries to Buyer set forth in Section
8.2 hereof.

            F. Approval of Documents. Sellers shall have delivered to Buyer for inspection all documents, statements and information required to be delivered pursuant to

Sections 3.4, 3.5, 3.7, 3.9, 3.13, 3.14 and 6.9 hereof, and Buyer shall have approved in form and content such documents, statements and information, which approval shall not be unreasonably withheld.

            G. No Material Change. No material adverse change shall have occurred (whether or not covered by insurance) in the assets, financial condition or prospects of the business and operations of the Station.

            H. No Suit. No suit, action or other proceeding or investigation shall, to the knowledge of any party to this Agreement, be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

            7.2 Conditions to Obligations of Sellers. The obligations of Sellers at the Closing hereunder are subject to the fulfillment as of the Closing Date of each of the following conditions, any of which may be waived by Sellers in whole or in part in their sole discretion in writing:

            A. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date, except for changes contemplated by this Agreement or contemplated by the Local Marketing Agreement, as though such representations and warranties were made at and as of the Closing Date.

            B. Covenants and Conditions. Buyer shall have in all material respects performed and complied with the covenants, agreements, and conditions required by this

Agreement or by the Local Marketing Agreement to have been performed or complied with by Buyer prior to or on the Closing Date.

            C. Deliveries. Buyer shall have made, or shall stand ready, willing, and able to make, all of the deliveries set forth in Section 8.3 hereof.

                                    Article 8

                         CLOSING AND CLOSING DELIVERIES

      8.1 Closing. The Closing shall take place on a date to be set by Buyer, upon five (5) days' advance written notice to Sellers, no later than ten (10) days following the date upon which the FCC Consent shall have become a Final Order (the "Closing Date"); provided, however, that Buyer may waive the requirement for a Final Order and may schedule the Closing Date, upon five (5) days' advance written notice to Sellers, at any time after the receipt of the FCC Consent. Closing shall be conducted by facsimile and wire transmission, and shall be coordinated from the offices of Sellers' attorneys at 1751 Pinnacle Drive, McLean, Virginia 22102, or from such other place as shall be agreed to by Buyer and Sellers.

      8.2 Deliveries By Sellers. On the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

            (a) Transfer Documents. Duly executed general warranty deeds, bills of sale, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer or its permitted assigns, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for those permitted in accordance with Sections 2.5, 3.5, or 3.6 hereof);

            (b) Consents. The original of each Consent marked as "material" on
      Schedule 3 7 hereto;

            (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed by a duly authorized officer of each Seller, certifying:
      (i) that the representations and warranties of such Seller contained in this Agreement are true and complete in all material respects as of the Closing Date, except for changes contemplated by this Agreement or by the Local Marketing Agreement, as though made on and as of such date, and (ii) that such Seller has, in all material respects, performed its obligations and complied with its covenants set forth in this Agreement to have been performed and complied with prior to or on the Closing Date;

            (d) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by each Seller's Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller's Board of Directors and shareholders, authorizing, ratifying, and approving the execution and delivery of this Agreement by such Seller and the consummation of the transaction contemplated hereby, and that such resolutions remain in full force and effect, and (ii) providing, as attachments thereto, a certificate of good standing certified by an appropriate state official of the state of such Seller's incorporation, as of a date not more than fifteen (15) days prior to the Closing Date, and further certified by such Seller's Secretary as of the Closing Date, and a copy of such Seller's Articles and By-Laws as in effect on the date thereof, certified by such Seller's Secretary as of the Closing Date;

            (e) Tax, Lien, and Judgment Searches. A report on the results of a search for Uniform Commercial Code financing statements, tax liens, judgment liens, and similar filings in the Secretary of State's records for the States of Missouri and Illinois, and in the records of those jurisdictions where the Assets are located, such searches having been made no earlier than fifteen (15) days prior to the Closing Date;

            (f) Licenses, Contracts. Business Records Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records, and all material files and records used by Sellers in connection with the business and the operations of the Station;

            (g) Reserved

            (h) Opinions of Counsel. Opinions of Sellers' counsel and of Sellers' special federal communications legal and regulatory counsel, dated as of the Closing Date, addressed to Buyer and, at Buyer's directions, to Buyer's lenders, substantially in the form of Schedule 8.2(h) hereto;

            (i) Escrow Instructions. Joint instructions with Buyer to Escrow Agent with respect to the payment of the Escrow Deposit to Sellers as a portion of the Purchase Price;

            (j) Reserved

            (k) Real Property Title Insurance Policy. At Seller's expense, an owner's real estate title insurance policy dated as of the Closing Date with respect to each parcel of the Real Property identified in Schedule
      3.5 hereto for which a fee estate
      is to be conveyed by Seller to Buyer hereunder, issued by the Title Company and insuring the fee-simple estate of Buyer in all such parcels in the aggregate amount set forth in Section 5.1(B)(8), and subject only to the conditions and exceptions described in Section 5.1(B)(8).

      8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

            (a) Purchase Price. The Purchase Price as provided in Section 2.3 hereof, reduced by the amount of the Escrow Deposit, by wire transfer of same day funds to an account designated in writing by Sellers.

            (b) Assumption Agreement. An Assumption Agreement, pursuant to which Buyer shall assume and undertake to perform Sellers' obligations under the Licenses and the Assumed Contracts arising on or after the Closing Date;

            (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed by Buyer's Secretary, (i) certifying that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date, except for changes contemplated by this Agreement or by the Local Marketing Agreement, as though made on and as of such date, (ii) certifying that Buyer has, in all material respects, performed its obligations and complied with its covenants set forth in this Agreement to have been performed or complied with on or prior to the Closing Date, (iii) certifying that the resolution, as attached to such certificate, was duly adopted by Buyer's Board of Directors authorizing, ratifying, and approving the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and that such resolution remains in full force and effect, and (iv) providing a copy of the Articles of Incorporation and By-Laws of Buyer as in effect on the date thereof, certified as of the Closing Date;

            (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto;

            (e) Reserved; and

            (f) Escrow Instructions. Joint instructions with Sellers to Escrow Agent with respect to the payment of the Escrow Deposit to Sellers as a portion of the Purchase Price.

                                    Article 9

            RIGHTS OF BUYER AND SELLERS UPON TERMINATION OR BREACH

      9.1 Termination Right

            A. This Agreement may be terminated by either Buyer or Sellers, if the terminating party is not then in breach of any material provision of this Agreement, upon written notice to the other party, upon the occurrence of any of the following:

            (a) If on the Closing Date, (i) any of the conditions precedent to the obligations of the terminating party set forth in Article 7 of this Agreement shall not have been materially satisfied, and (ii) satisfaction of such condition(s) shall not have been waived by the terminating party;

            (b) If the application for the FCC Consent shall be designated for an evidentiary hearing by the FCC for any reason;

            (c) If the Closing shall not have occurred on or before October 31, 1997;

            (d) If the non-terminating party shall have breached its obligations under the Local Marketing Agreement, and the terminating party shall have exercised its right to terminate the Local Marketing Agreement as a result of such breach; or

            (e) If the non-terminating party shall have breached any of its representations or warranties, or shall have defaulted with respect to its or their covenants, obligations, or required undertakings set forth in this Agreement, and if such non-terminating party shall have failed to cure such breach or default within fifteen (15) days after having received notice of such breach or default from the terminating party.

      B. Upon termination: (i) if neither party hereto shall be in breach of any material provision of this Agreement, the parties hereto shall not have any further liability to each other, except as set forth in Sections 6.2 and 6.6 hereof; (ii) if any Seller shall be in breach of any material provision of this Agreement or the Local Marketing Agreement, Buyer shall have the rights and remedies provided in Section 9.3 hereof; and (iii) if Buyer shall be in breach of any material provision of this Agreement or the Local Marketing Agreement, Sellers shall be entitled only to liquidated damages as provided in Section 9.2 hereof. If, upon termination, Buyer shall not be in breach of any material provision of this Agreement, the Escrow Deposit, plus all interest or other proceeds from the investment thereof shall be paid to Buyer.

      9.2 Liquidated Damages. In the event that this Agreement shall be terminated by Sellers due to a material breach by Buyer of its representations, warranties, covenants, or other obligations under this Agreement or the Local Marketing Agreement, then the Escrow Deposit shall be paid to Sellers as liquidated damages and as Sellers' sole and exclusive remedy for such breach, it being agreed that actual damages to Sellers on account of such breach would be difficult if not impossible to ascertain and that the amount of the Escrow Deposit is a fair and equitable amount to reimburse Sellers for any injury sustained by Sellers due to Buyer's breach of its obligations under this Agreement. All interest or other proceeds from the investment of the Escrow Deposit shall be paid to Sellers.

      9.3 Specific Performance. The parties recognize that in the event that Sellers should breach or refuse to perform its material obligations under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for Buyer's injury sustained as a result of such breach or refusal, inasmuch as the Assets and the Station are unique and there are no readily available substitutes for such Assets and for such Station that Buyer could purchase on the open market. Buyer shall therefore be entitled, in addition to any other remedies which may be available by statute, at law, or in equity, to obtain a decree of specific performance of the terms of this Agreement from a court of competent jurisdiction. In the event of any action to enforce this Agreement, Sellers hereby waive the defense that there is an adequate remedy at law.

      9.4 Expenses Upon Default. In the event of a default by a party hereto (the "Defaulting Party") which results in the filing of a lawsuit for damages, specific performance, or other remedy, the other party (the "Nondefaulting Party") shall be entitled to reimbursement by the Defaulting Party of any and all reasonable legal fees and expenses incurred by the Nondefaulting Party in the event that the Nondefaulting Party shall prevail in such lawsuit.

                                   Article 10

                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES,

                               AND INDEMNIFICATION

      10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties, and together with the covenants contained herein, shall survive the Closing Date for a period of eighteen (18) months after the Closing Date (the "Survival Period"). No claim for indemnification may be made under this Article 10 (except for claims under Section 10.3(b)) after the expiration of the Survival Period. Any investigations by or on behalf of a party hereto shall not constitute a waiver of such party's right to enforce any representation or warranty by the other party contained herein, unless a party shall have actual knowledge of any misrepresentation or breach of warranty at the Closing on the part of the other party, and such knowledge shall be documented in writing at the Closing, in which case the party having such knowledge shall be deemed to have waived such misrepresentation or breach.

      10.2 Indemnification by Sellers. Sellers, jointly and severally, shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

            (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenants by any Seller contained herein or in any certificate delivered to Buyer hereunder;

            (b) Any and all obligations of any Seller not assumed by Buyer pursuant to the terms hereof;

            (c) Any and all losses, liabilities, or damages resulting from Sellers' operation or ownership of the Station prior to the LMA Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring or conditions existing prior to the LMA Date; and

            (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, and reasonable costs and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof.

      10.3 Indemnification by Buyer. Buyer shall indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

            (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenants by Buyer contained herein or in any certificate delivered to Sellers hereunder;

            (b) Any and all losses, liabilities, or damages resulting from Buyer's operation or ownership of the Station on or after the LMA Date, including any and all liabilities or obligations arising under the Licenses or the Assumed Contracts which relate to events occurring or conditions existing on or after the LMA Date or otherwise assumed by Buyer under this Agreement; and

            (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, and reasonable costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof.

      10.4 Procedures for Indemnification. The procedures for indemnification shall be as follows:

            (a) The party claiming the indemnification (the "Indemnified Party") shall promptly give notice to the party from whom the indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party against the Indemnified Party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If the claim relates to an action, suit, or proceeding filed by a third party against the Indemnified Party such notice shall be given by the Indemnified Party to the Indemnifying Party within five (5) days after written notice of such action, suit, or proceeding shall have been given to the Indemnified Party.

            (b) Following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim. Buyer shall be entitled to apply any or all of the Accounts Receivable collected on behalf of Sellers to a claim as to which Buyer is entitled to indemnification hereunder. If the

Indemnified Party and the Indemnifying Party do not agree within said period (or within any agreed-upon extension thereof), the Indemnified Party may seek appropriate legal remedy.

            (c) With respect to any claim by a third party as to which the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense to participate in or to assume control of the defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable actual out-of-pocket expense incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in the defense of such claim at its own expense.

            (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

            (e) If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim.

            (f) The indemnification rights provided in Sections 10.2 and 10.3 hereof shall extend to the shareholders, directors, officers, members, partners, agents, employees, and representatives of the Indemnified Party, although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Indemnified Party.

      10.5 Limitation on Indemnification. Notwithstanding the foregoing, no Indemnifying Party shall have any indemnification payment obligations hereunder unless and until all such obligations exceed Fifty Thousand Dollars ($50,000.00) in the aggregate, at which point all amounts to be paid hereunder shall be due and owing. Each Indemnifying Party's indemnification obligations hereunder shall be limited to in the aggregate, Five Million Dollars ($5,000,000.00). The foregoing limitation shall not apply to indemnification obligations arising from fraudulent or willful misrepresentations.

                                   Article 11

                                  MISCELLANEOUS

      11.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by a nationally recognized commercial delivery service, or by registered or certified U.S. mail, return receipt requested, or by facsimile transmission, with receipt confirmation, (iii) deemed to have been given on the date of personal delivery, the date set forth in the records of the delivery service for delivery to the addressee, the date set forth on the return receipt, or the date set forth on the facsimile transmission confirmation, and (iv) addressed as follows:

If to Sellers:                      c/o Professional Broadcasting, Incorporated
                                    10800 Main Street
                                    Fairfax, VA 22030
                                    Attention: Alan Box, President
                                    Fax: (703) 934-1200

with a copy to (which shall not constitute notice to Sellers):

                                    Joseph W.  Conroy, Esq.
                                    Hunton & Williams
                                    Suite 1700
                                    1751 Pinnacle Drive
                                    McLean, VA 22102
                                    Fax: (703) 714-7410

If to Buyer:                        The Dorsey Group, Ltd.
                                    Attn: Timothy C. Dorsey
                                    c/o William T. Dowd
                                    100 N. Broadway, Suite 1580
                                    St. Louis, MO 63102
                                    Fax: (314) 621-2503

with a copy to (which shall not constitute notice to Buyer):

                                    William Dowd, Esq.
                                    Dowd & Dowd, P.C.
                                    100 N. Broadway, Suite 1580
                                    St. Louis, MO 63102
                                    Fax: (314) 621-2503

or to such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1.

      11.2 Benefit and Binding Effect. Neither party hereto may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party hereto, except that Buyer may assign its rights and delegate its duties under this Agreement to any affiliated or unaffiliated entity; provided, however, that following such assignment, Buyer shall remain liable to Sellers for all of Buyer's obligations hereunder; and provided further, that no such assignment shall cause a material delay in the Closing Date. Upon such assignment, Buyer shall give notice thereof in writing to Sellers, and Buyer's assignee shall provide to Sellers a certificate in writing of such assignee, acknowledging such assignee's receipt of true, correct, and complete copies of this Agreement, the Local Marketing

Agreement, all Schedules, Exhibits, and Appendices hereto and thereto, and agreeing to be bound hereby and thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties acknowledge that American Radio Systems Corporation ("ARSC") may become the successor in interest of Sellers prior to the Closing Date, and agree that all rights and obligations of Sellers hereunder shall inure to ARSC without the requirements of consent by or notice to Buyer.

      11.3 Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Missouri with respect to contracts made in, and to be performed entirely within, such State, without reference to the choice-of-law principles of such State.

      11.4 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

      11.5 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context may require.

      11.6 Entire Agreement. This Agreement, the Local Marketing Agreement, all Schedules, Exhibits, and Appendices hereto and thereto, and all documents and certificates specifically referred to herein and therein collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter hereof and thereof. All Schedules, Exhibits, and Appendices attached to this Agreement shall be deemed to be a part of this Agreement and shall be deemed to be incorporated herein as if fully set forth herein.

This Agreement supersedes all prior negotiations between Buyer and Sellers, and all letters of intent and other writings related to such negotiations, and cannot be amended, supplemented, augmented, or modified except by an instrument in writing which makes specific reference to this Agreement and which is signed by the party against whom enforcement of any such amendment, supplement, augmentation, or modification is sought.

      11.7 Waiver of Compliance: Consents. Except as otherwise provided in this Agreement, any failure on the part of any party at any time to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or an estoppel with respect to, any subsequent or other failure on the part of the other party. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.7.

      11.8 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, with the same effect as if the execution of each such counterpart were upon the same instrument. If this Agreement is executed and transmitted by facsimile, the original signature page shall thereupon be provided to all parties by regular mail.

      IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Sellers as of the date first above written.

SELLERS:                      PROFESSIONAL BROADCASTING, INCORPORATED

                              By: /s/ Alan Box
                                  --------------------------------
                              Print Name: Alan Box
                              Title: President

                              EZ ST. LOUIS, INC.

                              By: /s/ Alan Box
                                  --------------------------------
                              Print Name: Alan Box
                              Title: President

                              EZ COMMUNICATIONS, INC.

                              By: /s/ Alan Box
                                  --------------------------------
                              Print Name: Alan Box
                              Title: President

BUYER:                        THE DORSEY GROUP, LTD.

                              By: /s/ Timothy C. Dorsey
                                  --------------------------------------
                              Print Name: TIMOTHY C. DORSEY
                              Title: PRESIDENT